EXHIBIT 10.34

Lincoln National Corporation
Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (the “Agreement”) is by and between Lincoln National Corporation (“LNC”) on behalf of itself and its affiliates, and [Name] (the “Grantee”), and evidences the grant on February 22, 2012 of Restricted Stock Units to Grantee, and Grantee’s acceptance of the Restricted Stock Units in accordance with the terms and provisions of the Lincoln National Corporation 2009 Amended and Restated Incentive Compensation Plan, effective May 14, 2009 (the “Plan”) and this Agreement.  LNC and Grantee agree as follows:

1. Number of Shares Granted.  Grantee is awarded [Number] Restricted Stock Units (“RSUs”) subject to the terms and restrictions as set forth in the Plan and in this Agreement.  In the event an adjustment pursuant to Section 10(c) of the Plan is required, the number of RSUs awarded under this Agreement and/or the number of shares of common stock issued pursuant to RSUs granted under this Agreement shall be adjusted in accordance with Section 10(c) of the Plan.  All RSUs after such adjustment (and/or shares of LNC common stock issuable pursuant to an RSU granted under this Agreement) shall be subject to the same restrictions applicable to such RSUs (and/or shares of LNC common stock issuable pursuant to an RSU granted under this Agreement) before the adjustment.

2. Restrictions.  Neither the RSUs granted under this Agreement, nor any interest or right therein or part thereof, shall be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Grantee.  The RSUs shall be subject to the restrictions in this Paragraph 2 until such time as the RSUs vest and shares are distributed in settlement of the RSUs, as described in Paragraph 7 below.

3. Voting Rights.  Grantee shall have no voting rights with respect to RSUs.

4. Cancellation of Restricted Stock Units/Rescission of Award After Vesting or Distribution.  Any RSUs may be cancelled by action of the Committee or its delegate if Grantee is terminated for Cause (as defined below).  Any RSUs may be cancelled by action of the Committee or its delegate if Grantee fails to comply with the non-competition, non-solicitation, non-disparagement and/or non-disclosure provisions described below in subparagraphs 4(a) through 4(d) before shares are distributed in settlement of the RSUs, as described in Paragraph 7.  Should Grantee fail to comply with the provisions in 4(a) through 4(d) during the six month period after shares are distributed in settlement of the RSUs, or if Grantee is terminated for Cause at any time after distribution, LNC will rescind the award.

LNC must notify Grantee in writing of any such rescission.  LNC, in its discretion, may waive compliance with this provision in whole or part in any individual case.  Within ten days of receiving a rescission notice from LNC, Grantee must repay the award to LNC.  Such payment by Grantee must be made in shares of LNC common stock equal to the gross number of shares paid to the Grantee pursuant to the award subject to the rescission (not net of shares withheld for

taxes).   If Grantee’s employment is terminated by LNC and its subsidiaries other than for Cause, a failure of Grantee to comply with the non-competition provisions after such termination shall not in itself cause rescission of the award, if the distribution of shares occurred prior to termination.  At the time shares are to be distributed pursuant to this Agreement, Grantee shall certify on a form acceptable to the Committee that Grantee is in compliance with the terms and conditions of the Plan, and with the provisions in subparagraphs 4(a) through 4(d) below.

(a) Non-Competition.  Grantee may not become employed by, work on behalf of, or otherwise render services that are the same or similar to the services rendered by Grantee to the business unit employing Grantee for any other organization or business which competes with or provides, or is planning to provide, the same or similar products and/or services as the business unit in which Grantee was employed or otherwise had responsibilities for at the time of his/her termination.  Grantee understands and agrees that this restriction is nationwide in scope.  If Grantee has terminated employment, Grantee shall be free, however, to purchase, as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.

(b) Non-Solicitation.  Grantee shall not directly or indirectly hire, manage, solicit or recruit any employees, agents, financial planners, salespeople, financial advisors, vendors or service providers of LNC (including, but not limited to, doing a “lift-out” of same) whom Grantee had hired, managed, supervised, or otherwise became familiar with as a result of his/her employment with LNC.

(c) Non-Disparagement.  Grantee shall not (i) make any public statements regarding his/her employment with LNC (other than factual statements concerning the dates of employment and positions held) or his/her termination or Retirement (as defined in Paragraph 5 below) from LNC that are not agreed to by LNC, such approval not to be unreasonably withheld or delayed; and (ii) Grantee shall not disparage LNC or any of its subsidiaries or affiliates, its and their respective employees, executives, officers, or Boards of Directors.

(d) Non-Disclosure & Ideas Provision.  Grantee shall not, without prior written authorization from LNC, disclose to anyone outside LNC, or use in other than LNC’s business, any information or material relating to the business of LNC that LNC considers confidential and/or proprietary pursuant to its Code of Conduct.  Furthermore, Grantee agrees to disclose and assign to LNC all rights and interest in any invention or idea that Grantee developed or helped develop for actual or related business, research, or development work during the period of their Service with LNC.

For purposes of this Agreement, “Cause” means, as determined by LNC in its sole discretion, a conviction of a felony or any fraudulent or willful misconduct by Grantee that is materially and demonstrably injurious to the business or reputation of LNC.

5. Vesting of Restricted Stock Units.  Subject to Paragraph 4 above, and the first full paragraph following subparagraph (f) below, the RSUs shall vest upon the earliest to occur of the following dates, provided Grantee remains in Service (as defined below) through such date:

(a) February 22, 2015; or

(b) 100% as of the date on which the Grantee is certified as disabled and becomes eligible for long-term disability (“LTD”) benefits under a LTD program sponsored by LNC; or

(c) 100% as of the date of the Grantee’s death; or

(d) 100% as of the date of the Grantee’s involuntary “separation from service,” within the meaning of Code section 409A, not for Cause, provided such separation from service occurs within two years after a Change of Control, as that term is defined by Section 2(e) of the Plan pursuant to the definition in effect on the day immediately preceding such Change of Control; or

(e) Pro-rata as of the date Grantee’s position is Job Eliminated, as that term is defined under the LNC Severance Pay Plan, and Grantee no longer provides Services to LNC or its subsidiaries, provided, however, that Grantee executes an Agreement, Waiver and General Release in form and substance satisfactory to LNC; or

(f) Pro-rata as of the date on which Grantee Retires from LNC.

For purposes of this Agreement, the term “Service” includes service as a common law employee or planner of LNC or any subsidiary.  In the event that Grantee’s Service terminates prior to the vesting of RSUs as set forth above, other than under the circumstances described in subparagraphs 5(b) through (f), the RSUs shall be forfeited and automatically transferred back to LNC.  Upon forfeiture, Grantee shall have no further rights in such RSUs or shares of common stock issuable pursuant to an RSU granted hereunder.

For purposes of this Agreement, “Retire” or “Retirement” refers to a separation from service after having attained age 55 with credit for five (5) or more years of Service with LNC.

The number of RSUs vesting pro-rata upon an event described in 5(e) or (f) shall be calculated by taking a fraction where the denominator is equal to number of days during the three-year period beginning on the date of grant, February 22, 2012, and ending on the third anniversary of grant date, February 22, 2015 (“Vesting Period”), and the numerator is equal to the number of days that the Grantee provided Service to LNC or a subsidiary during the Vesting Period, with the total number of RSUs awarded multiplied by such fraction multiplied (rounding up the nearest whole RSU).

6. Dividend Equivalent Rights. No cash dividends shall be payable with respect to the RSUs.  Instead, a Dividend Equivalent Rights Payment Account (“DER Account”) shall be established and maintained for Grantee.  For each RSU, Grantee shall have a dividend equivalent right (“DER”).  The DER shall entitle the Grantee to have additional RSUs credited to his DER Account on each date that dividends are paid on LNC common stock while the RSU is outstanding.  The number of RSUs to be credited on a dividend payment date based on each

DER shall equal the number of shares of LNC common stock (or fraction thereof) that could be purchased on that date with the per share dividend amount paid on that date.  DERs have the same restrictions as the underlying RSUs.
7. Distribution of Shares.  Subject to the first full paragraph following subparagraph (e) below, a share of LNC common stock shall be distributed to Grantee (or to Grantee’s estate) for every vested RSU (including RSUs credited based on DERs), on the earliest to occur of:

(a) February 22, 2015; or

(b) The date of the Grantee’s death; or

(c) The date of the Grantee’s “disability,” within the meaning of Code section 409A; or

(d) The date of the Grantee’s “separation from service,” within the meaning of Code section 409A.

A share of common stock shall be distributed for each RSU as soon as practicable after the earliest date set forth above, but in no event longer than 90 days later.  The appropriate officer or agent of LNC shall create a book entry account in the name of the Grantee, to which shares of LNC common stock issued in settlement of the RSUs shall be credited.  Once a share has been issued with respect to an RSU pursuant to the Agreement and the Plan, the Grantee shall have no further rights with respect to the RSU.

Notwithstanding anything in this Paragraph 7 to the contrary, in the case of a Key Employee of LNC, a distribution upon the Key Employee’s Separation from Service shall be made on the date that is six (6) months after the date on which the Key Employee Separates from Service. A “Key Employee” means an Employee who, as of his Separation from Service from LNC or its affiliates, is treated as a “specified employee” under Code section 409A(a)(2)(B)(i) (i.e., a key employee as defined in Code section 416(i) without regard to paragraph (5) thereof).  Key Employees shall be determined in accordance with Code section 409A using December 31st as the determination date.  A listing of Key Employees as of a determination date shall be effective for the 12-month period beginning on the April 1st following the determination date.

8. Tax Withholding. LNC will require Grantee to remit an amount equal to any tax withholding required by federal, state, or local law on the value of the RSUs at such time as LNC is required to withhold such amounts.  In accordance with procedures established by the Committee, LNC may withhold shares of LNC common stock with a fair market value on the date of withholding that satisfies all or part of the withholding requirements.

9. Compliance with Securities Laws.  LNC common stock shall not be issued with respect to RSUs unless the issuance and delivery of such common stock shall comply with all relevant provisions of state and federal laws, rules and regulations, and, in the discretion of the LNC, shall be further subject to the approval of counsel for LNC with respect to that compliance.

10. Incorporation of Plan Terms.  This Award is subject to the terms and conditions of the Plan.  Such terms and conditions of the Plan are incorporated into and made a part of this Agreement by reference.  In the event of any conflicts between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control.  Capitalized terms used but not defined in the Agreement shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

IN WITNESS WHEREOF, LNC, by its duly authorized officer has signed this Agreement as of the effective date set out above.  The terms and provisions of this Agreement are acknowledged and agreed to by Grantee, as evidenced by his or her signature below.

LINCOLN NATIONAL CORPORATION

By:
Dennis R. Glass
President and Chief Executive Officer

February 22, 2012
Restricted Stock Unit Grant